UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2009

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2009, the Board of Directors of Unitil Corporation (the “Company”) unanimously elected Mr. William D. Adams as a Director. Mr. Adams fills the vacancy on the Board of Directors resulting from the untimely death of Charles H. Tenney III earlier this month. Mr. Adams will serve for the unexpired term of Mr. Tenney’s term of office, which is until the Company’s 2009 Annual Meeting of Shareholders on April 16, 2009 (the “Annual Meeting”). The Nominating Committee of the Board of Directors recommended Mr. Adams’ election to the Board of Directors. Mr. Adams has not been nominated to serve on any committee of the Board of Directors at this time. A copy of the press release announcing Mr. Adams’ election is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events

On March 26, 2009, the Board of Directors nominated Mr. Adams for re-election to the Board of Directors, for a three-year term, at the Annual Meeting as a replacement for Mr. Tenney. The Nominating Committee of the Board of Directors recommended Mr. Adams’ re-election to the Board of Directors. The Board of Directors recommends that shareholders vote for such re-election. Proxies with instructions to vote in favor of Mr. Tenney, or with no instructions relating to Mr. Tenney, will instead vote in favor of Mr. Adams at the Annual Meeting. Proxies with instructions to withhold a vote in favor of Mr. Tenney will instead withhold a vote in favor of Mr. Adams. Mr. Adams has consented to being named herein and to serve as a Director if re-elected. A copy of the press release announcing Mr. Adams’ nomination for re-election is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Board of Directors has determined that Mr. Adams is independent (as defined in Section 303A.02 of the NYSE Listed Company Manual – Corporate Governance Standards). Mr. Adams does not have any relationship with the Company that requires disclosure under Item 404(a) of Regulation S-K.

Mr. Adams has been the president of Colby College (a liberal arts college in Waterville, Maine) since 2000. Mr. Adams also served as the president of Bucknell University (a private liberal arts university in Lewisburg, Pennsylvania) from 1995 until 2000. Prior to leading Bucknell University, Mr. Adams served as vice president and secretary of Wesleyan University in Connecticut. Mr. Adams also served as coordinator of the Great Works in Western Culture program at Stanford University and taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University. Mr. Adams has served on the board of directors of Wittenburg University since 2007, Maine General Health since 2002, and Maine Public Broadcasting Corporation since 2002. Mr. Adams earned a Bachelor of Arts degree from Colorado College in 1972, spent a year in France as a Fulbright Scholar in 1977, and earned a

Ph.D. in the History of Consciousness Program at the University of California at Santa Cruz in 1982. Mr. Adams is 61 years old.

As of February 6, 2009, the record date for the Annual Meeting, Mr. Adams did not beneficially own any shares of the Company’s common stock. Mr. Adam’s address is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

Members of the Board of Directors who are not officers of the Company or any of its subsidiaries are entitled to an annual retainer fee of $12,500, of which $7,000 is paid in cash and $5,500 is used to purchase shares of the Company’s common stock on the open market. These members of the Board of Directors also receive $1,000 for each Board Meeting they attend.

Additional Information and Where to Find It. On March 13, 2009, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the Annual Meeting. On or about March 16, 2009, the Company began mailing to its shareholders the definitive proxy statement, the accompanying proxy card, and the accompanying annual report for the fiscal year ended December 31, 2008. The Company urges its shareholders to read the definitive proxy statement and the accompanying annual report because those documents contain important information about the Company and the Annual Meeting.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s filings are available to the public over the internet at the SEC’s web site at www.sec.gov. Shareholders and investors may also read and copy any document that the Company files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Shareholders and investors can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Shareholders and investors may request a copy of any of these documents at no cost (other than an exhibit to the filing unless the Company has specifically incorporated that exhibit by reference into the filing), by telephoning the Company at 1-800-999-6501 or by writing to the Company at the following address:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Attention: Sandra L. Whitney, Corporate Secretary

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Name:	Mark H. Collin
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: March 27, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 26, 2009.